Exhibit 5.1

OPINION OF COUNSEL

August 16, 2013

LHC Group, Inc.

420 West Pinhook Road

Lafayette, LA 70503

Re:	LHC Group, Inc.—Form S-8 Registration Statement

Ladies and Gentlemen:

I have served as counsel for LHC Group, Inc., a Delaware corporation (the “Corporation”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering an additional 250,000 shares of the Corporation’s common stock, $0.01 par value (“Common Stock”), that may be issued pursuant to the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

In the capacity described above, I have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to my satisfaction of such records, documents of the Corporation, certificates of public officials, and such other documents as I have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the laws of the State of Delaware as expressed in the Delaware General Corporation Law, in reliance solely on published general compilations thereof as of the date hereof.

Based upon the foregoing, it is my opinion that the 250,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

This Opinion Letter is provided for the benefit of the Corporation and for the benefit of the Commission, in each case solely with regard to the Registration Statement, and may be relied upon by the Corporation and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt
Executive Vice President & General Counsel